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WASHINGTON NATIONAL CORPORATION
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

Primary and Fully Diluted
(000s Omitted Except Per Share Amounts)

                                                      Six Months Ended        Three Months Ended
                                                          June 30,                 June 30,
                                                       1996       1995         1996       1995
Primary
Average Shares:
  Average common shares outstanding                    12,241     12,180       12,247     12,188
  Assumed exercise of stock options                         -         65            -         66
Total Average Shares                                   12,241     12,245       12,247     12,254

Net Income (Loss) Available to Common Shareholders:
  Income from continuing operations before
    Preferred Stock dividend requirement              $14,426    $12,939       $7,748     $7,068
  Preferred Stock dividend requirement                   (179)      (181)         (89)       (90)
  Income from continuing operations                    14,247     12,758        7,659      6,978
  Income (loss) from discontinued operations
     - net of taxes                                   (25,939)     3,248      (24,695)     1,829
Net Income (Loss) Available to Common Shareholders   ($11,692)   $16,006     ($17,036)    $8,807

Primary Earnings Per Share:
  Income from continuing operations                     $1.16      $1.04        $0.63      $0.57
  Income (loss) from discontinued operations
     - net of taxes                                     (2.11)      0.27        (2.02)      0.15
Net Income (Loss) Per Share                            ($0.95)     $1.31       ($1.39)     $0.72

Fully Diluted
Average Shares:
  Average common shares outstanding                    12,241     12,180       12,247     12,188
  Assumed conversion of preferred stock                     -        271            -        271
  Assumed exercise of stock options                         -         79            -         79
Total Average Shares                                   12,241     12,530       12,247     12,538

Net Income (Loss) Available to Common Shareholders:
  Income from continuing operations before
    Preferred Stock dividend requirement              $14,426    $12,939       $7,748     $7,068
  Preferred Stock dividend requirement                   (179)         -          (89)         -
  Income from continuing operations                    14,247     12,939        7,659      7,068
  Income (loss) from discontinued operations
     - net of taxes                                   (25,939)     3,248      (24,695)     1,829
Net Income (Loss) Available to Common Shareholders   ($11,692)   $16,187     ($17,036)    $8,897

Fully Diluted Earnings Per Share:
  Income from continuing operations                     $1.16      $1.03        $0.63      $0.56
  Income (loss) from discontinued operations
     - net of taxes                                     (2.11)      0.26        (2.02)      0.15
Net Income (Loss) Per Share                            ($0.95)     $1.29       ($1.39)     $0.71

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